Exhibit 99.2

Excerpts from AdaptHealth LLC’s Confidential Preliminary Offering Memorandum dated July 14, 2020.

Non-GAAP financial measures

We refer to the terms EBITDA, Adjusted EBITDA, Adjusted EBITDA (pro forma, as adjusted) and Adjusted EBITDA less Patient Equipment Capex (pro forma, as adjusted) (each as defined in “Summary—Summary historical and pro forma financial data”) in various places in this offering memorandum. These are supplemental financial measures that are not prepared in accordance with GAAP. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

The SEC has adopted rules to regulate the use in filings with the SEC and in public disclosures and press releases of “non-GAAP financial measures,” such as EBITDA, Adjusted EBITDA, Adjusted EBITDA less Patient Equipment Capex, Adjusted EBITDA (pro forma, as adjusted) and Adjusted EBITDA less Patient Equipment Capex (pro forma, as adjusted) and the ratios related thereto. These measures are derived on the basis of methodologies other than in accordance with GAAP. These rules govern the manner in which non-GAAP financial measures are publicly presented and require, among other things:

•	a presentation with equal or greater prominence of the most comparable financial measure or measures calculated and presented in accordance with GAAP; and

•	a statement disclosing the purposes for which the registrant’s management uses the non-GAAP financial measure.

The rules prohibit, among other things:

•	the exclusion of charges or liabilities that require, or will require, cash settlement or would have required cash settlement, absent an ability to settle in another manner, from a non-GAAP liquidity measure; and

•	the adjustment of a non-GAAP performance measure to eliminate or smooth items identified as non-recurring, infrequent or unusual, when the nature of the charge or gain is such that it has occurred in the past two years or is reasonably likely to recur within the next two years.

The non-GAAP financial measures presented in this offering memorandum may not comply with the SEC rules governing the presentation of non-GAAP financial measures. For example, some of the adjustments to EBITDA which comprise Adjusted EBITDA, Adjusted EBITDA (pro forma, as adjusted) and Adjusted EBITDA less Patient Equipment Capex (pro forma, as adjusted) as presented in this offering memorandum would not be allowed under Regulation S-X. In addition, our measurements of EBITDA, Adjusted EBITDA, Adjusted EBITDA (pro forma, as adjusted) and Adjusted EBITDA less Patient Equipment Capex (pro forma, as adjusted) may not be comparable to those of other companies. Please see “Summary—Summary historical and pro forma financial data” for a discussion of our use of EBITDA, Adjusted EBITDA, Adjusted EBITDA (pro forma, as adjusted) and Adjusted EBITDA less Patient Equipment Capex (pro forma, as adjusted) in this offering memorandum, including the reasons that we believe this information is useful to management and to investors and a reconciliation of EBITDA, Adjusted EBITDA, Adjusted EBITDA (pro forma, as adjusted) and Adjusted EBITDA less Patient Equipment Capex (pro forma, as adjusted) to the most closely comparable financial measure calculated in accordance with GAAP.

Summary historical and pro forma financial data

The following table presents AdaptHealth’s summary historical and pro forma financial data and operating statistics. The consolidated statements of operations and cash flows for the years ended December 31, 2019 and 2018 and the consolidated balance sheets as of December 31, 2019 and 2018 have been derived from our audited consolidated financial statements incorporated by reference in this offering memorandum. The consolidated statements of operations and cash flows for the year ended December 31, 2017 and the consolidated balance sheet as of December 31, 2017 have been derived from our audited consolidated financial statements not included or incorporated by reference in this offering memorandum.

The summary consolidated statements of operations and cash flows for the three months ended March 31, 2020 and 2019 and the consolidated balance sheets as of March 31, 2020 and 2019 have been derived from our unaudited condensed consolidated financial statements incorporated by reference in this offering memorandum. Our unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of management, include all adjustments (consisting only of normal recurring accruals) necessary for a fair statement of the financial position and results of operations as of the dates and for the periods indicated. The summary unaudited pro forma consolidated statement of operations for the twelve months ended March 31, 2020 gives pro forma effect to the PCS Acquisition, the Solara Acquisition, the Public Equity Offering, and the issuance of $300.0 million aggregate principal amount of notes offered hereby as if they had occurred on January 1, 2019. The unaudited pro forma consolidated balance sheet as of March 31, 2020 gives pro forma effect to the Solara Acquisition, the Public Equity Offering, and the issuance of $300.0 million aggregate principal amount of notes offered hereby as if they were completed on March 31, 2020. The summary unaudited pro forma financial data for the twelve months ended March 31, 2020 have been derived by adding our pro forma consolidated statement of operations data for the year ended December 31, 2019 to our pro forma consolidated statements of operations data for the three months ended March 31, 2020 and deducting our pro forma consolidated statements of operations data for the three months ended March 31, 2019.

The Issuer is an indirect subsidiary of AdaptHealth and the sole differences between the consolidated financial results of AdaptHealth and its subsidiaries (including the Issuer, AdaptHealth Intermediate and AdaptHealth Holdings), on the one hand, and the consolidated financial results of the Issuer and its subsidiaries on a standalone basis, on the other hand, relate to (A) the minority interest held in AdaptHealth Holdings by the holders of the AdaptHealth Units, (B) the Preferred Notes and the Put/Call Agreement, which are obligations of AdaptHealth Holdings (and not obligations of the Issuer) and (C) the deferred income taxes related to the investment in AdaptHealth Holdings and the liability related to the Tax Receivable Agreement. Pursuant to the requirements of the Credit Facilities, AdaptHealth, AdaptHealth Holdings and AdaptHealth Intermediate may not own any assets other than the equity interests of their subsidiaries. Accordingly, all cash of AdaptHealth, AdaptHealth Holdings and AdaptHealth Intermediate is contributed to, or held for the benefit of, the Issuer, and the consolidated assets, equity accounts and liabilities of the Issuer do not materially differ from the consolidated assets, equity accounts and liabilities of AdaptHealth, AdaptHealth Holdings and AdaptHealth Intermediate.

	Historical					Pro forma
	Year ended December 31,			Three months ended March 31, 2020		Twelve months ended March 31,
Consolidated statements of operations data:	2017	2018	2019	2019	2020(1)	2020(1)
(in thousands)	(audited)			(unaudited)
Net revenue	$192,559	$345,278	$529,644	$119,498	$191,439	$882,715
Costs and expenses
Cost of net revenue (2)	165,707	293,384	440,387	100,227	166,540	776,175
General and administrative expenses	9,482	18,069	56,493	13,083	14,347	65,101
Depreciation, excluding patient equipment depreciation	1,282	2,734	3,068	841	1,241	4,268
Total costs and expenses	176,471	314,187	499,948	114,151	182,128	845,544
Operating income (loss)	16,088	31,091	29,696	5,347	9,311	37,171
Interest expense, net (3)	5,041	7,453	39,304	6,260	7,938	51,547
Loss on extinguishment of debt, net	324	1,399	2,121	2,121	—	—
Income (loss) before income taxes from continuing operations	10,723	22,239	(11,729)	(3,034)	1,373	(14,376)
Income tax expense (benefit)	249	(2,098)	1,156	2,418	1,107	2,167
Income (loss) from continuing operations	10,474	24,337	(12,885)	(5,452)	266	(16,543)
Loss from discontinued operations, net of tax	207	—	—	—	—	—
Net income (loss)	10,267	24,337	(12,885)	(5,452)	266	(16,543)
Income attributable to noncontrolling interests	580	1,077	2,111	348	424	823
Net income (loss) attributable to AdaptHealth Corp.	$9,687	$23,260	$(14,996)	$(5,800)	$(158)	$(17,366)

Consolidated statements of cash flows data:
(in thousands)
Net cash provided by operating activities	$45,930	$68,427	$60,418	$16,232	$24,380
Net cash used in investing activities	(15,077)	(96,284)	(84,870)	(26,179)	(111,329)
Net cash provided by (used in) financing activities	(30,263)	48,768	76,144	(369)	58,235
Balance sheet data (as of period end):
(in thousands)

Cash and cash equivalents	$4,274	$25,186	$76,878	$14,870	$48,164	$172,544
Total assets	95,326	368,957	546,122	390,209	661,838	1,230,843
Total liabilities	108,386	266,188	575,370	522,220	691,285	847,971
Total long-term debt, including current portion(4)	54,781	134,185	396,833	394,527	466,169	603,230
Total secured debt, including long-term debt and capital lease obligations(4)	65,728	155,996	278,292	319,808	348,578	192,479
Total stockholders’ equity (deficit) / members’ equity (deficit)	(13,060)	102,769	(29,248)	(132,011)	(29,447)	401,663

Other financial data:
(in thousands)
EBITDA(5)(6)	$43,580	$77,569	$90,142	$18,198	$26,051	$109,450
Adjusted EBITDA(5)(6)	45,035	84,447	123,021	28,216	30,460	136,721
Adjusted EBITDA less Patient Equipment Capex(5)(6)	19,186	45,083	75,600	16,973	17,493	83,459
Adjusted EBITDA (pro forma, as adjusted)(5)(6)						155,505
Adjusted EBITDA less Patient Equipment Capex (pro forma, as adjusted)(5)(6)						102,243

Pro forma, as adjusted financial data(7):	Pro forma, as adjusted twelve months ended March 31, 2020
(in thousands, except ratios)
Total debt(8)(9)	$696,193
Net debt(9)(10)	523,649
Interest expense (excluding change in fair value of interest rate swaps)(11)(12)	45,733
Ratio of Adjusted EBITDA (pro forma, as adjusted) to interest expense (excluding change in fair value of interest rate swaps)(13)	3.40	x
Ratio of total debt to Adjusted EBITDA (pro forma, as adjusted)(14)	4.48	x
Ratio of total net debt to Adjusted EBITDA (pro forma, as adjusted)(15)	3.37	x

(1) Includes losses from PCS business. As previously disclosed, PCS is a turn-around situation and as part of the Company’s investment, it expects $15 million in one-time restructuring and operational losses in 2020. The Company continues to believe PCS will be profitable in the fourth quarter of 2020.

(2) Includes patient equipment depreciation of $26,534 in 2017, $45,143 in 2018, $59,499 in 2019, $14,131 in the three months ended March 31, 2019, $15,498 in the three months ended March 31, 2020 and $68,011 in the pro forma for the twelve months ended March 31, 2020.

(3) Interest expense, net excludes net interest amounts payable in respect of the incremental term loan debt of approximately $79.2 million. $59.2 million of these borrowings was used to fund the acquisition of ActivStyle and $20 million was used for the repayment of Revolver outstanding at March 31, 2020. See “—Pro forma, as adjusted financial data” below.

(4) Total long-term debt, including current portion, and total secured debt, including long-term debt and capital lease obligations, exclude incremental term loan debt of approximately $79.2 million. $59.2 million of these borrowings was used to fund the acquisition of ActivStyle and $20 million was used for the repayment of Revolver outstanding at March 31, 2020. See “—Pro forma, as adjusted financial data” below.

(5) Pro forma financials include PCS Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex losses totaling $30,691 for the twelve months ended March 31, 2020.

(6) The following table reconciles net income (loss) attributable to AdaptHealth Corp., the most directly comparable GAAP measure, to EBITDA, Adjusted EBITDA, Adjusted EBITDA (pro forma, as adjusted) and Adjusted EBITDA less Patient Equipment Capex (pro forma, as adjusted).

Management believes the presentation of these measures is relevant and useful because it allows investors to view our performance in a manner similar to the method management uses, adjusted for items management believes makes it easier to compare its results with other companies that have different financing and capital structures. EBITDA, Adjusted EBITDA, Adjusted EBITDA (pro forma, as adjusted) and Adjusted EBITDA less Patient Equipment Capex (pro forma, as adjusted), as management defines them, may not be comparable to EBITDA, Adjusted EBITDA, Adjusted EBITDA (pro forma, as adjusted), Adjusted EBITDA less Patient Equipment Capex (pro forma, as adjusted) or similarly titled measurements used by other companies. Items added into our calculation of EBITDA, Adjusted EBITDA, Adjusted EBITDA (pro forma, as adjusted) and Adjusted EBITDA less Patient Equipment Capex (pro forma, as adjusted) that will not occur on a continuing basis may have associated cash payments. EBITDA, Adjusted EBITDA, Adjusted EBITDA (pro forma, as adjusted) and Adjusted EBITDA less Patient Equipment Capex (pro forma, as adjusted) should be viewed in conjunction with measurements that are computed in accordance with GAAP. A reconciliation of EBITDA, Adjusted EBITDA, Adjusted EBITDA (pro forma, as adjusted) and Adjusted EBITDA less Patient Equipment Capex (pro forma, as adjusted) to net income (loss) attributable to AdaptHealth Corp., the most closely comparable financial measure calculated in accordance with GAAP, is set forth in the table below.

As noted in the introductory paragraphs, the summary historical and pro forma financial data set forth in this “—Summary historical and pro forma financial data” section, including EBITDA, Adjusted EBITDA, Adjusted EBITDA (pro forma, as adjusted) and Adjusted EBITDA less Patient Equipment Capex (pro forma, as adjusted) and related ratios, are for AdaptHealth, and not for the Issuer and its subsidiaries. See “Basis of presentation.”

In addition, certain limitations under the covenants in the indenture that will govern the notes, as well as in the Credit Facilities, are based on ratios that are calculated by reference to measures similar to EBITDA, Adjusted EBITDA, Adjusted EBITDA (pro forma, as adjusted) and Adjusted EBITDA less Patient Equipment Capex (pro forma, as adjusted) and such ratios may be similar to the ratios presented in the table above. However, such measures are not identical to EBITDA, Adjusted EBITDA, Adjusted EBITDA (pro forma, as adjusted) and Adjusted EBITDA less Patient Equipment Capex (pro forma, as adjusted) as we define it in this offering memorandum, and such ratios are not identical to the ratios presented in the table above. If we do not meet the applicable ratio requirement at the applicable time, such covenants would prohibit us from incurring debt, making restricted payments or investments or taking certain other actions, other than, in some cases, pursuant to specified exceptions. See “Description of other indebtedness” and “Description of notes.”

EBITDA, Adjusted EBITDA, Adjusted EBITDA (pro forma, as adjusted) and Adjusted EBITDA less Patient Equipment Capex (pro forma, as adjusted) and the related ratios presented in the table above are not calculated or presented in accordance with GAAP. As a result, these financial measures have limitations as analytical and comparative tools, and you should not consider these items in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	they do not reflect all of our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital needs;

•	they do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on indebtedness;

•	they do not reflect income tax expense or the cash requirements to pay taxes; and

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often be replaced in the future, and EBITDA, Adjusted EBITDA, Adjusted EBITDA (pro forma, as adjusted) and Adjusted EBITDA less Patient Equipment Capex (pro forma, as adjusted) do not reflect any cash requirements for such replacements.

	Historical					Pro Forma
	Year ended December 31,			Three months ended March 31,		Twelve months ended March 31,
	2017	2018	2019	2019	2020	2020
	(audited)			(unaudited)
Non-GAAP reconciliation:
(in thousands)
Net income (loss) attributable to AdaptHealth Corp.	$9,687	$23,260	$(14,996)	$(5,800)	$(158)	$(17,366)
Income attributable to noncontrolling interest	580	1,077	2,111	348	424	823
Interest expense (income) – Excluding change in fair value of interest rate swaps	5,041	8,000	27,878	3,558	7,938	42,823
Interest expense (income) – Change in fair value of interest rate swaps	—	(547)	11,426	2,702	—	8,724
Income tax expense (benefit)	249	(2,098)	1,156	2,418	1,107	2,167
Depreciation	27,816	47,877	62,567	14,972	16,740	72,279
Loss from discontinued operations, net of tax	207	—	—	—	—	—
EBITDA	$43,580	$77,569	$90,142	$18,198	$26,051	$109,450
Loss on extinguishment of debt, net(a)	324	1,399	2,121	2,121	—	—
Equity-based compensation expense(b)	49	884	11,070	5,223	2,223	8,070
Transaction costs(c)	—	2,514	15,984	2,516	2,858	16,326
Severance(d)	826	1,920	2,301	141	419	2,579
Other non-recurring (income) expense(e)	256	161	1,403	17	(1,091)	296
Adjusted EBITDA	$45,035	$84,447	$123,021	$28,216	$30,460	$136,721
ActivStyle Adjusted EBITDA(f)						12,043
Solara and ActivStyle pro forma cost savings(g)						6,741
Adjusted EBITDA (pro forma, as adjusted)						$155,505	(i)
Less: Patient equipment capex(h)	(25,849)	(39,364)	(47,421)	(11,243)	(12,967)	(53,262)
Adjusted EBITDA less Patient Equipment Capex	19,186	45,083	75,601	16,974	17,493
Adjusted EBITDA less Patient Equipment Capex (pro forma, as adjusted)						$102,243	ij)

(a) Represents write offs of deferred financing costs in 2019 and 2018 and prepayment penalty expense related to refinancing of debt offset by gain on debt extinguishment in 2018.

(b) Represents amortization of equity-based compensation to employees, including expense resulting from accelerated vesting and modification of certain awards incurred in 2019.

(c) Represents transaction costs related to acquisitions, the 2019 Recapitalization, and the Business Combination.

(d) Represents severance costs related to acquisition integration and internal AdaptHealth restructuring and workforce reduction activities.

(e) The 2020 period includes a $2.0 million reduction in the fair value of an earnout liability, a $0.6 million gain in connection with the sale of a cost method investment, offset by a $1.5 million expense associated with the PCS Transition Services Agreement. The year ended December 31, 2019 includes a net $0.9 million increase in the fair value of earnout liabilities and $0.5 million of other non-recurring expenses.

(f) The estimated EBITDA of ActivStyle is based on internal financial statements of ActivStyle for time periods that have not been audited nor reviewed by our independent auditors.

(g) Represents the estimated impact of twelve months of savings related to cost savings initiatives to be implemented in 2020 by management following the completion of the Solara and ActivStyle acquisitions, net of estimated severance costs.

(h) Represents the value of the patient equipment received during the respective period without regard to whether the equipment is purchased or financed through lease transactions.

(i) Adjusted EBITDA (pro forma, as adjusted) and Adjusted EBITDA less Patient Equipment Capex (pro forma, as adjusted) include PCS losses totaling $(30,691). Excluding these PCS losses, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex was $186,196 and $132,934, respectively.

The following table reconciles net income (loss) attributable to AdaptHealth Corp., the most directly comparable GAAP measure, to EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex (pro forma, as adjusted) for PCS. Footnotes in the following table refer to the lettered footnotes above.

Non-GAAP reconciliation:	Twelve months ended March 31, 2020
(in thousands)
Net income (loss) attributable to AdaptHealth Corp.	$(30,307)
Income attributable to noncontrolling interest	(3,192)
Interest expense (income) – Excluding change in fair value of interest rate swaps	(62)
Income tax expense (benefit)	4
Depreciation	255
EBITDA	$(33,302)
Equity-based compensation expense(b)	296
Transaction costs(c)	497
Severance(d)	318
Other non-recurring (income) expense(e)	1,500
Adjusted EBITDA	$(30,691)
Less: Patient equipment capex(h)	—
Adjusted EBITDA less Patient Equipment Capex (pro forma, as adjusted)	$(30,691)

(7) Represents financial measures for the twelve months ended March 31, 2020, on a pro forma, as adjusted basis.

(8) Total debt includes the Preferred Notes of AdaptHealth Holdings, as the sole source of payment of cash interest is AdaptHealth LLC, the Issuer.

(9) Total debt and net debt include incremental term loan debt of approximately $79.2 million that was borrowed to fund the acquisition of ActivStyle and the repayment of the Revolver in the amount of $20 million in April 2020.

(10) Net debt represents total debt on a pro forma, as adjusted basis, as of March 31, 2020, less cash and cash equivalents.

(11) Represents interest expense for the twelve months ended March 31, 2020, calculated on a pro forma, as adjusted basis, at an assumed interest rate on the notes offered hereby. A 1/8% increase or decrease in the assumed interest rate on the notes will increase or decrease interest expense by $375,000 per annum.

(12) Interest expense includes net interest amounts payable in respect of the incremental term loan debt of approximately $79.2 million that was borrowed to fund the acquisition of ActivStyle and the repayment of the Revolver in the amount of $20 million in April 2020.

(13) The ratio of Adjusted EBITDA (pro forma, as adjusted) to interest expense is determined by dividing Adjusted EBITDA (pro forma, as adjusted) by interest expense on a pro forma, as adjusted basis.

(14) The ratio of total debt to Adjusted EBITDA (pro forma, as adjusted) is determined by dividing total debt on a pro forma, as adjusted basis by Adjusted EBITDA (pro forma, as adjusted).

(15) The ratio of total net debt to Adjusted EBITDA (pro forma, as adjusted) is determined by dividing total net debt on a pro forma, as adjusted basis by Adjusted EBITDA (pro forma, as adjusted).

Recent developments

Impact of the COVID-19 pandemic

Our priorities during the COVID-19 pandemic are protecting the health and safety of our employees (including patient-facing employees providing respiratory and other services), maximizing the availability of our services and products to support patient health needs, and the operational and financial stability of our business.

In response to the COVID-19 pandemic and the National Emergency Declaration, dated March 13, 2020, we activated certain business interruption protocols, including acquisition and distribution of personal protective equipment to our patient-facing employees, accelerated capital expenditures of certain products and relocation of significant portions of our workforce to “work-from-home” status. We also increased our cash liquidity by, among other things, seeking recoupable advance payments of approximately $47 million, made available by CMS under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) legislation, which were received in April 2020. In addition, in April 2020, we received distributions of the CARES Act provider relief funds of approximately $17 million targeted to offset lost revenue and expenditures incurred in connection with the COVID-19 pandemic. The provider relief funds are subject to certain restrictions and are subject to recoupment if not used for designated purposes. The U.S. Department of Health and Human Services (“HHS”) has indicated that CARES Act provider relief funds are subject to ongoing reporting and changes to the terms and conditions. To the extent that reporting requirements and terms and conditions are modified, it may affect our ability to comply and may require the return of funds. Furthermore, HHS has indicated that it will be closely monitoring and, along with the Office of Inspector General of the Department of Health and Human Services (the “OIG-HHS”), auditing providers to ensure that recipients comply with the terms and conditions of relief programs and to prevent fraud and abuse. All providers will be subject to civil and criminal penalties for any deliberate omissions, misrepresentations or falsifications of any information given to HHS. As the result of these actions, and the lack of disruption to date of our vendors’ ability to supply products despite the COVID-19 pandemic, we have been able to substantially maintain our operations.

While the impact of the COVID-19 pandemic, the National Emergency Declaration and the various state and local government imposed stay-at-home restrictions did not have a material impact on our consolidated operating results for the three months ended March 31, 2020, we have begun to experience declines in net revenues in certain services associated with elective medical procedures (such as commencement of new CPAP services and medical equipment and orthopedic supply related to facility discharges) and such declines may continue during the duration of the COVID-19 pandemic. In response to these declines, as well as discrete over staffing related to recent acquisitions, we conducted a workforce assessment and implemented a reduction in force in April 2020, resulting in the elimination of approximately 6% of our workforce. In connection with the workforce reductions, we incurred a one-time charge for severance and related expenses of approximately $1.6 million during the second quarter of 2020.

While the Company has experienced declines in net revenues in certain services associated with elective medical procedures as a result of the impact of the COVID-19 pandemic as described above, such declines were partially offset in the three months ended June 30, 2020 by certain increases in net revenue related to increased demand for certain respiratory products (such as oxygen), increased sales in our resupply businesses (primarily as a result of the increased ability to contact patients at home as a result of state and local government imposed stay-at-home orders) and the one-time sale of certain respiratory equipment (primarily ventilators, bi-level PAP devices and oxygen concentrators) to hospitals and local health agencies. Additionally, suspension of Medicare sequestration through December 31, 2020 (resulting in a 2% increase in Medicare payments to all providers), and recent regulatory guidance from CMS expanding telemedicine and reducing documentation requirements during the emergency period, are expected to result in increased net revenues for certain of our products and services. As a result of such revenue increases, the Company expects revenue, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex for the three months ended June 30, 2020 will be no less than the Company’s revenue, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex for the three months ended March 31, 2020. The financial closing procedures for the quarter ended June 30, 2020 have not yet been completed, however, and the Company’s actual results may differ materially from its expectation due to developments that may arise between now and the time the financial results for our quarter ended June 30, 2020 are finalized, reviewed by management, the audit committee and KPMG LLP, our independent auditors, and published.

The full extent of the impact of the COVID-19 pandemic on our business, operations and financial results will depend on numerous evolving factors that we may not be able to accurately predict. For additional information on risk factors that could impact our results, please refer to “Risk factors” in this offering memorandum.

New facility

The Issuer is currently in negotiations to replace the Credit Agreement with a new facility (the “New Facility”) to be provided by a syndicate of financial institutions. The New Facility is expected to consist of a $175 million revolving credit line and term loans in aggregate principal amount of up to $550 million, such amount to be reduced on a dollar-for-dollar basis by the aggregate principal amount of notes issued in this offering. There can be no assurances that the New Facility will be available to the Issuer on acceptable terms if at all. The New Facility is expected to be entered into on terms that are substantially similar to those in the Credit Facilities. The New Facility is expected to be guaranteed by each of the domestic, wholly owned subsidiaries of the Issuer and by AdaptHealth Intermediate, the direct parent of the Issuer. It is expected to be secured by substantially all the assets of the Issuer and such guarantors. The New Facility, if and when entered into, would be used to refinance amounts remaining under the Credit Facilities following the repayment of a portion of the amounts due thereunder with the net proceeds of this offering and any remainder for general corporate purposes.